[LETTERHEAD OF BKD, LLP]
Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 4, 2016, on our audits of the consolidated financial statements and financial statement schedules of First Mid-Illinois Bancshares, Inc. as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013, which report appears in the Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 4, 2016, on our audit of the internal control over financial reporting of First Mid-Illinois Bancshares, Inc. as of December 31, 2015, which report is incorporated by reference in the Annual Report on Form 10-K. We also consent to the references to our firm under the caption “Experts.”

/sig/ BKD, LLP
Decatur, Illinois
June 13, 2016